Exhibit 3



Recent Purchases of MM Companies


SEC Document
Barington Capital Group LP

1/6/2004 2,000  1.30  Form 4 and 13D


1/27/2004 5,000 1.27 Form 4 and 13D


1/28/2004 2,000 1.31 Form 4 and 13D


1/29/2004 1,000 1.35 Form 4 and 13D


1/30/2004 15,000 1.5341 Form 4 and 13D


2/3/2004 8,310 1.40 Form 4 and 13D


2/4/2004 36,105 1.40 Form 4 and 13D


2/9/2004 1,000 1.61 Form 4


2/10/2004 500 1.59 Form 4


2/12/2004 3,500 1.61 Form 4

Total Barington Capital Group LP 74,415


RCG Ambrose

1/27/2004 1,500 1.27 13D


1/28/2004 600 1.31 13D


1/29/2004 300 1.35 13D


1/30/2004 4,500 1.5341 13D

Total RCG Ambrose 6,900


Ramius Master Fund Ltd

1/27/2004 2,500 1.27 13D


1/28/2004 1,000 1.31 13D


1/29/2004 500 1.35 13D


1/30/2004 7,500 1.5341 13D

Total Ramius Master Fund Ltd 11,500

Ramius Securities LLC

1/27/2004 1,000 1.27 13D


1/28/2004 400 1.31 13D


1/29/2004 200 1.35 13D


1/30/2004 3,000 1.5341 13D

Total Ramius Securities LLC 4,600

Jewelcor Management Inc

1/27/2004 (A) 2,500 (A) 1.30 Form 4 and 13D


1/30/2004 (A) 20,000 (A) 1.534 Form 4 and 13D
Total Jewelcor Management Inc 22,500

Recent Purchases of Liquid Audio


Barington Companies Equity Partners LP

12/31/2003 142,500 0.29 13D

RCG Ambrose Master Fund Ltd

12/31/2003 42,750 0.29 13D

Ramius Securities, LLC

12/31/2003 28,500 0.29 13D

Ramius Master Fund, Ltd.

12/31/2003 71,250 0.29 13D

Total

12/31/2003 285,000 0.29 13D


Lloyd Miller

12/31/2003 (B) 30,000 (B) 13G/A  and 13G


12/1/2003 (C) 456,600 (C) 13G/A  and 13G


(A) To ensure completeness, please note that I also included purchases by Jewelcor Management. Obviously, I was not one of the directors privy to the Merger Proposal.


(B) per 13 G/A filed on 2/18/04 compared to 12/8/04 13G Shared
Voting Power shares increased by 30,000 compared to original 13G.
The date of event which required filing was 12/31/03.


(C) per 13G filed on 12/8/03 Shared Voting Power Shares increased by 456,600 shares compared to 9/29/03 filing. The date of event which required filing was 12/1/03.